SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EYETEL IMAGING, INC.

The undersigned certifies that he is the President and Chief Executive Officer of EyeTel Imaging, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:

1. The name of the Corporation is EYETEL IMAGING, INC. The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on January 12, 1996 under the name THE EYETEL CORPORATION.

2. This Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and written notice of the adoption of this Second Amended and Restated Certificate of Incorporation has been given as provided by Section 228 of the General Corporation Law of the State of Delaware to the stockholders entitled to such notice.

3. Effective upon the filing of this Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), every 3.6 shares of the Corporation’s Common Stock outstanding shall be combined into 1 share of Common Stock described herein (the “Reverse Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Split. All shares of Common Stock so combined that are held by a stockholder shall be aggregated subsequent to the foregoing Reverse Split. In lieu of any interest in a fractional share of Common Stock resulting from such aggregation, the Corporation shall pay a cash amount to such stockholder equal to the fair value of such fractional share (as determined in good faith by the Board of Directors), rounded up to the nearest whole $0.01.

4. From and after the Effective Time, any Common Stock certificates not surrendered to the Corporation and cancelled in exchange for new certificates will be deemed for all purposes to represent the number of shares of Common Stock which result from the Reverse Split.

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is EYETEL IMAGING, INC. (the “Corporation”).

SECOND. The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The authorized capital stock of the Corporation shall consist of 70,000,000 shares of capital stock consisting of:

(i)  35,000,000 shares of Common Stock, $0.001 par value per share (“Common Stock”) and

(ii)  35,000,000 shares of Preferred Stock, $0.001 par value per share (the “Preferred Stock”), 25,000,000 of which shall be designated Series B Convertible Preferred Stock (the “Series B Preferred Stock”).

The rights, preferences and limitations granted to and imposed on the Common Stock and the Preferred Stock shall be as set forth below in this Article FOURTH and, to the extent applicable, Article FIFTH.

1. Common Stock

1.1. Dividends. Subject to the provisions of law and this Certificate of Incorporation, the holders of Common Stock shall be entitled to receive out of funds legally available therefor, dividends at such times and in such amounts as the Board of Directors in its sole discretion may determine.

1.2. Voting. Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date of such meeting.

2. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized by resolution or resolutions to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the voting powers, if any, designations, preferences and the relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of any such series, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (a) the designation of the series, which may be by distinguishing number, letter or title; (b) the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding); (c) whether dividends, if any, shall be cumulative or non-cumulative, the dividend rate of the series, and the dates and preferences of the dividends of such series; (d) the redemption rights and price or prices, if any, for shares of the series; (e) the terms and amount of any sinking find provided for the purchase or redemption of shares of the series; (f) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; (g) whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made; (h) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity; (i) the voting rights, if any, of the holders of shares of the series; and (j) any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions thereof.

FIFTH.  The rights, preferences and limitations granted to and imposed on the Series B Preferred Stock shall be as set forth below in this Article FIFTH. All sectional cross references in this Article FIFTH shall be to Sections of this Article FIFTH unless the context otherwise clearly requires. Certain capitalized terms used in this Article FIFTH are defined in Section 8.

1. Series B Preferred Stock Dividends and Distributions

1.1. Dividends. Except as provided in Section 1.2, the holders of the Series B Preferred Stock shall not be entitled to receive any dividends; provided, however, that subject to the provisions of law and this Certificate of Incorporation, the holders of the Series B Preferred Stock shall be entitled to the same rights in respect of any dividends or similar payments to which any other series or class of Preferred Stock may be entitled, including without limitation any right to accrual thereof, and the right to receive, out of funds legally available therefor, any such dividends or similar payments (whether in cash or otherwise), at the same rate and on the same terms as any such series or class of Preferred Stock.

1.2. Participating Dividends. In the event that the Board of Directors of the Corporation shall declare a dividend payable upon the then outstanding shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock), the holders of Series B Preferred Stock shall be entitled, in addition to any dividends to which they may be entitled under Section 1.1, to receive the amount of dividends per share of Series B Preferred Stock that would be payable on the number of whole shares of the Common Stock into which each share of Series B Preferred Stock held by each holder could be converted pursuant to the provisions of Section 6 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

1.3. Record Date for Dividends. The Board of Directors of the Corporation may fix a record date for the determination of holders of shares of Series B Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than 10 days prior to the date fixed for the payment thereof.

2. Liquidation, Dissolution or Winding-Up.

2.1. Series B Preferred Stock Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of all debts and liabilities of the Corporation, the holders of shares of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the Series B Purchase Price (as adjusted for stock dividends, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock) and (ii) an amount equal to all accrued or declared but unpaid dividends thereon. If upon such liquidation, distribution or winding-up of the Corporation, whether voluntary or involuntary, the assets to be distributed are insufficient to permit payment in full to the holders of the Series B Preferred Stock, then the entire assets of the Corporation to be distributed, shall be distributed ratably among the holders of the Series B Preferred Stock in accordance with the number of shares of Series B Preferred Stock held by such holders.

2.2. Participating Distributions. After payment has been made in full pursuant to Section 2.1 above, the remaining assets available for distribution to stockholders shall be distributed ratably among the holders of the Series B Preferred Stock and Common Stock, determined on the basis of the holders of record of Series B Preferred Stock being entitled to the amount of distribution per outstanding share of Series B Preferred Stock as would be payable on the number of shares of Common Stock (including any fraction thereof) into which each share of Series B Preferred Stock held by each holder thereof could be converted pursuant to the provisions of Section 4.1 hereof, such number to be determined as of the close of business on the last business day preceding the date fixed for payment of the amount to be distributed on such shares of Series B Preferred Stock and Common Stock.

2.3. Treatment of Mergers, Consolidations, and Sales of Assets. Unless the holders of a majority of the then outstanding Series B Preferred Stock agree in writing otherwise, a Sale of the Corporation shall be deemed to be a liquidation, dissolution, or winding-up of the Corporation for purposes of this Section 2. The term “Sale of the Corporation” shall mean (i) a sale of all or substantially all of the assets of the Corporation, (ii) an acquisition of the Corporation by one or more persons or entities by means of any transaction or series of related transactions (including any reorganization, merger, consolidation) where the voting securities of the Corporation outstanding immediately preceding such transaction or the voting securities issued with respect to the voting securities of the Corporation outstanding immediately preceding such transaction represent less than 50% of the voting securities of the Corporation or surviving entity, as the case may be, following such transaction, or (iii) a transaction or series of related transactions resulting in the transfer of shares representing more than 50% of the voting securities of the Corporation. A sale (or multiple related sales) of one or more Subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a sale of substantially all the assets of the Corporation for purposes of the foregoing definition.

2.4. Distributions Other Than Cash. Unless otherwise waived by the holders of a majority of the then outstanding Series B Preferred Stock, all payments made pursuant to this Section 4 shall be made in cash. If the amount to be distributed to the holders of the Series B Preferred Stock upon any liquidation, dissolution, or winding-up (including any transaction treated as such pursuant to Section 2.3) shall be other than cash, the fair market value of the property, rights, or securities distributed to such holders shall be mutually agreed by the Board of Directors of the Corporation and the holders of a majority of the then outstanding Series B Preferred Stock; provided, however, that if such mutual agreement cannot be reached, such fair market value shall be determined by following the procedures set forth in the definition of Appraisal Procedure.

3. Series B Preferred Stock Voting Rights.

3.1. Single Class. Except as otherwise required by law or as set forth herein, the holders of the Series B Preferred Stock shall be entitled to notice of any meeting of stockholders and to vote together with the holders of Common Stock as a single class upon any matter submitted to the stockholders for a vote on the basis that the holders of Series B Preferred Stock shall have that number of votes per share as is equal to the number of shares of Common Stock (including fractions of a share) into which the Series B Preferred Stock could be converted pursuant to Section 4.1 hereof on the date for the determination of stockholders entitled to votes on such matter.

3.2. Separate Class. In any case where under provisions of applicable law or as set forth herein, the Common Stock or Series B Preferred Stock are entitled to vote as a separate class, holders of Common Stock shall have one vote per share and holders of the Series B Preferred Stock shall have one vote per share.

3.3. Special Voting Rights. Except as expressly provided herein or as required by law, so long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, and shall not permit any Subsidiary to, take any of the actions set forth in Sections 3.3.1 through 3.3.10 below, without the approval, by vote or written consent, of the holders of a majority of the then outstanding Series B Preferred Stock, which majority shall include each holder of Series B Preferred Stock which together with its Affiliates owns more than fifteen percent (15%) of the then outstanding Series B Preferred Stock (each such holder hereinafter referred to as a “Major Holder”); provided, however, that each such Major Holder that fails to approve any of the actions set forth in Sections 3.3.6 through 3.3.10 shall nevertheless be deemed to have approved such actions upon the approval thereof by both a majority of the Board of Directors and the holders of a majority of the then outstanding Series B Preferred Stock:

3.3.1. effect any alteration or waiver of the Certificate of Incorporation or Bylaws of the Corporation (whether by amendment to the Certificate of Incorporation or Bylaws of the Corporation or by reclassification, merger, consolidation, reorganization or otherwise) that alters, changes or repeals the rights, preferences or privileges of the Series B Preferred Stock or that adversely affects the holders of the Series B Preferred Stock as a class, except in connection with a Sale of the Corporation;

3.3.2. authorize, pay or declare, or permit any Subsidiary to authorize, pay or declare, a dividend (other than dividends on the Common Stock payable solely in Common Stock) on any shares of the capital stock of the Corporation other than the authorization and payment of dividends on the Series B Preferred Stock pursuant to Section 1.1;

3.3.3. redeem, purchase or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, for value any share or shares of the capital stock of the Corporation, except for (i) redemption of the Series B Preferred Stock pursuant to Section 5 hereof, (ii) repurchases of Common Stock at cost (or the lesser of cost or fair market value) from any employee, director or consultant of the Corporation, pursuant to agreements approved by the Board of Directors, in which all of the Common Stock held by such Person is redeemed, or (iii) acquisitions of Common Stock for an aggregate purchase price not in excess of $25,000 in exercise of the Corporation’s right of first refusal to purchase such shares as set forth in the Stockholders Agreement;

3.3.4. change the authorized number of directors on the Board of Directors of the Corporation;

3.3.5. enter into any transaction with Senior Management or any Affiliate, except for employment agreements approved by the Board of Directors of the Corporation (including the Series B Directors);

3.3.6. increase or, except as specifically provided herein, decrease the authorized number of shares of any class of the Corporation’s capital stock;

3.3.7. create or issue, or obligate itself to create or issue, (whether by amendment to the Certificate of Incorporation or by reclassification, merger, consolidation, reorganization or otherwise) any shares of capital stock of the Corporation with rights, preferences or privileges that are equal or superior to the Series B Preferred Stock;

3.3.8. effect, or obligate itself to effect, any sale, lease, assignment, transfer or other conveyance of all or substantially all of the assets of the Corporation or any Subsidiary thereof, or any consolidation or merger involving the Corporation or any Subsidiary thereof with or into one or more other corporations, partnerships, limited liability companies or partnerships, or other entities, or any dissolution, liquidation or winding up of the Corporation, except for the merger into the Corporation or transfer of assets to the Corporation from any wholly owned Subsidiary;

3.3.9. sell, assign, license, or otherwise dispose of (each a “Sale”), or enter into any transaction or series of transactions that would result in the Sale of, more than 25% of the fair market value of the Corporation’s assets as determined on a consolidated basis; or

3.3.10. enter into any transaction (x) in which the Corporation incurs indebtedness for borrowed money or (y) in which the Corporation becomes obligated under a lease or similar agreement, other than working capital loans, equipment leases and similar transactions in the ordinary course of business.

Notwithstanding anything to the contrary herein, Sections 3.3.1 through 3.3.5 hereof may not be amended or waived without the written consent of each Major Holder.

3.4. Election of Directors. The holders of a majority of the outstanding shares of Series B Preferred Stock shall have the right to the exclusion of all other classes or series of the Corporation’s capital stock, voting at a meeting of stockholders called for the purpose or by written consent, separately from the Common Stock, to elect three directors to serve on the Board of Directors of the Corporation. Such directors shall comprise a separate class of directors and be referred to as “Series B Directors.” Each Series B Director so elected shall serve until such Person’s successor is duly elected by holders of the Series B Preferred Stock, the holders of the Series B Preferred Stock being the only Persons entitled to remove a Series B Director. No reason need be given by the holders of the Series B Preferred Stock for the removal by the holders of the Series B Preferred Stock of a Series B Director. If holders of the Series B Preferred Stock for any reason fail to elect anyone to fill any such directorship, the position shall remain vacant until such time as holders of the Series B Preferred Stock elect a Series B Director to fill the position, and it shall not be filled by resolution or vote of the Corporation’s Board of Directors or its other stockholders. All directors other than the Series B Directors shall be elected by the holders of the Series B Preferred Stock and the holders of the Common Stock voting as a single class in accordance with Section 3.1.

4. Conversion of Series B Preferred Stock.

The holders of the Series B Preferred Stock shall have conversion rights as follows:

4.1. Optional Conversion. Each issued and outstanding share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance thereof and without the payment of any additional consideration therefor, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock) by the Conversion Price in effect at the time of conversion. The “Conversion Price” shall be equal to $5.018. The Conversion Price shall be subject to adjustment as hereinafter provided.

4.2. Conversion Upon Certain Events

4.2.1.  Underwritten Public Offerings. All outstanding shares of Series B Preferred Stock shall be automatically converted into the number of shares of Common Stock into which the Series B Preferred Stock is convertible pursuant to Section 4.1, immediately upon the closing of an underwritten public offering (a “Qualified Public Offering”) pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation in which the aggregate gross proceeds to the Corporation equal or exceed $15,000,000 and after which the Common Stock is listed on the New York Stock Exchange, the Nasdaq Global Market or the American Stock Exchange, without any further action by the holders of such shares.

4.2.2.  Voluntary Conversion of Series B Preferred Stock. All outstanding shares of Series B Preferred Stock shall, upon the vote or written consent of the holders of a majority of the then outstanding Series B Preferred Stock (which majority shall include all of the Major Holders), be automatically converted into the number of shares of Common Stock into which such Series B Preferred Stock is convertible pursuant to Section 4.1 without any further action by the holders of such shares. The effective date of conversion hereunder shall be the date specified in the vote causing conversion, or if no such date is specified, the date the vote is taken. Notice thereof shall be given by the Corporation to the holders of the Series B Preferred Stock at least ten (10) days prior to the effective date of such conversion, unless the effective date is the date the vote is taken, in which case the Corporation shall give such notice to the holders of the Series B Preferred Stock within three (3) days of such vote or consent.

4.2.3.  Surrender. On or after the date of occurrence of any conversion of Series B Preferred Stock pursuant to Section 4.2.1 or Section 4.2.2, and in any event within ten (10) days after receipt of notice by mail, postage prepaid, from the Corporation of the occurrence of such event, each holder of record of shares of Series B Preferred Stock being converted shall surrender such holder's certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Series B Preferred Stock are converted and cash as provided in Section 4.3 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. On the date of the occurrence of any conversion of Series B Preferred Stock pursuant to Section 4.2.1 or Section 4.2.2, each holder of record or shares of Series B Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series B Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series B Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

4.2.4. Cancellation. All certificates evidencing shares of Series B Preferred Stock that are required to be surrendered for conversion in accordance with the provisions hereof, from and after the date such certificates are so required to be surrendered shall be retired, canceled and eliminated from the Series B Preferred Stock and the Preferred Stock that the Corporation is authorized to issue. The Corporation shall take appropriate action to reduce the number of authorized shares of Series B Preferred Stock and Preferred Stock accordingly.

4.3. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the product of such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

4.4. Reservation of Shares. The Corporation shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the outstanding Series B Preferred Stock. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-existing par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

4.5. Adjustments to Preferred Stock Conversion Price for Diluting Issues:

4.5.1. Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. Unless otherwise waived by all of the Major Holders, if after the Series B Original Issue Date the Corporation shall issue (or pursuant to Section 4.5.2 be deemed to have issued) Additional Shares of Common Stock, without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in each such event, such Conversion Price shall be reduced to the price per share at which such Additional Shares of Common Stock were issued (or deemed to have been issued).

4.5.2. Options and Convertible Securities. In the event the Corporation at any time shall issue any Options or Convertible Securities that are deemed Additional Shares of Common Stock or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

4.5.2.1 no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

4.5.2.2 if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

4.5.2.3 upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(a)
in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b)
in the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4.5.3) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

4.5.2.4 no readjustment pursuant to Section 4.5.2.2 or 4.5.2.3 above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

4.5.2.5 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 6.5.2 as of the actual date of their issuance.

4.5.3. Determination of Consideration. For purposes of Section 4.5, the consideration received by the Corporation for the issuance (or deemed issuance) of any Additional Shares of Common Stock shall be computed as follows:

4.5.3.1 Cash and Property: Such consideration shall: (i) insofar as it consists of cash, be computed as the aggregate of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends; (ii) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors, or if the holders of a majority of then outstanding Series B Preferred Stock request, as determined by independent accountants of recognized standing promptly selected by the Corporation to value such property, whereupon such value shall be given to such consideration and shall be recorded on the books of the Corporation with respect to the receipt of such property; and (iii) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration received for the Additional Shares of Common Stock, computed as provided in the foregoing clauses (i) and (ii), as determined in good faith by the Board of Directors.

4.5.3.2 Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 4.5.2, relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

4.5.4. Adjustment for Stock Splits, Stock Dividends, Subdivisions, Combinations or Consolidation of Common Stock. In the event that the Corporation at any time shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

4.5.5. Adjustments for Reclassification and Reorganization. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 4.5.4 or a merger or other reorganization referred to in Section 2.3 above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to received, a number of shares of such other class or classes of stock equivalent to the number of shares of such stock that would have been subject to receipt by the holders of the Series B Preferred Stock as if such holder had converted into Common Stock immediately before that change.

4.5.6. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors shall make an appropriate reduction in the Conversion Price so as to protect the rights of the holders of the Series B Preferred Stock.

4.6. Consolidation or Merger. If at any time or from time to time there shall be a merger or consolidation of the Corporation with or into another corporation, other than a consolidation or merger which is treated as a liquidation pursuant to Section 2.3, then, as a part of such consolidation or merger, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such consolidation or merger, to which a holder of Common Stock issuable upon such conversion would have been entitled on such consolidation or merger. In any such case, appropriate adjustment (including an adjustment of the Conversion Price then in effect to the price of the Common Stock reflected in the merger or consolidation if the price is less than the Conversion Price then in effect) shall be made in the application of the provisions of this Section 4 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock after the consolidation or merger to the end that the provisions of this Section 4 and the number of shares acquirable upon conversion of the Series B Preferred Stock shall be applicable after the consolidation or merger in as nearly equivalent a manner as may be practicable as before the consolidation or merger. So long as any Series B Preferred Stock is outstanding, the Corporation shall preserve the rights of the Series B Preferred Stock, including without limitation the rights set forth in Sections 1, 2, 3, 4 and 5. The actions taken pursuant to this Section 4.6 shall be satisfactory in form and substance to the holders of a majority of the Series B Preferred Stock.

4.7. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Series B Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of the Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that then would be received upon the conversion of the Series B Preferred Stock. All adjustments made pursuant to this Section 4 shall be made to the nearest one hundredth of a cent.

4.8. No Impairment. The Corporation will not, without the consent of the holders of a majority of the then outstanding Series B Preferred Stock, or in the case of Sections 4.2.1, 4.2.2 and 4.5.1 hereof, without the written consent of all Major Holders, by amendment of this Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation for the benefit of the holders of the Series B Preferred Stock but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Series B Preferred Stock in this Section 4 against impairment.

4.9. Taxes on Conversion. The Corporation will pay any and all original issuance, transfer, stamp and other similar taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of the Series B Preferred Stock pursuant hereto.

4.10. Notice of Record Date. In the event that there occurs any of the following events:

4.10.1. the Corporation declares a dividend (or any other distribution) on its Common Stock payable in cash, Common Stock, other securities of the Corporation or otherwise;

4.10.2. the Corporation subdivides or combines its outstanding shares of Common Stock;

4.10.3. there occurs or is proposed to occur any reclassification of the Common Stock of the Corporation;

4.10.4. a Sale of the Corporation or any other consolidation or merger of the Corporation into or with another corporation; or

4.10.5. the involuntary or voluntary liquidation, dissolution, or winding-up of the Corporation;

then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series B Preferred Stock, and shall cause to be mailed to the holders of the Series B Preferred Stock at their addresses as shown on the records of the Corporation or such transfer agent, at least ten (10) days prior to the record date specified in (a) below or twenty (20) days before the date specified in (b) below, a notice describing in reasonable detail the event in question and the proposed timing thereof, and if applicable, stating the following information:

(a)       the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision, or combination are to be determined, or

(b)      the date on which such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, liquidation, dissolution, or winding-up.

5. Redemption of Series B Preferred Stock.

5.1. Redemption. The Corporation will, subject to the conditions set forth below, upon receipt at any time on or after the ninetieth (90th) day prior to the fifth anniversary of the Series B Original Issue Date of written request(s) for redemption from the holders of a majority of the then outstanding Series B Preferred Stock (a “Redemption Request”), on the date that is ninety (90) days after receipt by the Corporation of the Redemption Request (the “Mandatory Redemption Date”), redeem for cash from each holder of shares of Series B Preferred Stock, at a price per share (the “Mandatory Redemption Price”) equal to the sum of (i) the Series B Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock), and (ii) an amount equal to the dividend payments that would be payable thereon assuming the accrual of cumulative cash dividends at an annual rate of ten percent (10%) on the Series B Purchase Price (as adjusted for stock dividends, stock splits, combinations, recapitalizations or other similar events affecting the Series B Preferred Stock) compounded annually from the Series B Original Issue Date until such share of Series B Preferred Stock is redeemed.

The Corporation shall provide notice of the Redemption Request, specifying the time and place of redemption and the Mandatory Redemption Price, by first class or registered mail, postage prepaid, to each holder of record of Series B Preferred Stock at the address for such holder last shown on the records of the transfer agent therefor (or the records of the Corporation, if it serves as its own transfer agent), not less than fifteen (15) days prior to the Mandatory Redemption Date.

The Corporation shall use its best efforts and shall take all reasonable action necessary to pay the Mandatory Redemption Price as provided in this Section 5.1, including obtaining financing or effectuating a recapitalization so as to create a surplus.

5.2. Insufficient Funds. If the funds of the Corporation legally available for redemption of the Series B Preferred Stock on the Mandatory Redemption Date are insufficient to redeem the full number of shares of Series B Preferred Stock required under this Section 5 to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of shares of the Series B Preferred Stock being redeemed, such redemption to be made pro rata among the holders of the Series B Preferred Stock on the basis of the number of outstanding shares of Series B Preferred Stock held by such holders. At any time thereafter when additional funds of the Corporation become legally available for the redemption of the Series B Preferred Stock, such funds will be used to redeem the balance of the shares which the Corporation was theretofore obligated to redeem as provided in this Section 5.2. Any shares of Series B Preferred Stock which are not redeemed as a result of the circumstances described in this Section 7.2 shall remain outstanding and shall continue to accrue and compound dividends at the ten percent (10%) rate described in clause (ii) of Section 5.1 until redeemed.

5.3. Rights Terminated.  Upon (i) presentation and surrender of the certificate or certificates representing the shares of Series B Preferred Stock being redeemed pursuant to this Section 5 and receipt of the Mandatory Redemption Price therefor, or (ii) irrevocable deposit in trust by the Corporation for holders of the Series B Preferred Stock being redeemed pursuant to this Section 5 of an amount equal to the Mandatory Redemption Price therefor, each holder of shares of Series B Preferred Stock will cease to have all rights as a stockholder of the Corporation by reason of the ownership of such redeemed shares of Series B Preferred Stock (except for the right to receive the Mandatory Redemption Price therefor upon the surrender of the certificate or certificates representing the redeemed shares if such certificate or certificates have not been surrendered), and such redeemed shares of Series B Preferred Stock will not from and after the date of payment in full of the Mandatory Redemption Price therefor be deemed to be outstanding.

6. Reacquired Shares of Series B Preferred Stock.

6.1. No shares of Series B Preferred Stock converted, redeemed, purchased, or otherwise acquired by the Corporation in any manner whatsoever shall be reissued and all such shall be retired, canceled and eliminated from the Series B Preferred Stock and the Preferred Stock that the Corporation is authorized to issue. The Corporation shall take such action as may be necessary to reduce the authorized Series B Preferred Stock and Preferred Stock accordingly.

6.2. Upon conversion, redemption, purchase or other acquisition by the Corporation of all of the outstanding shares of Series B Preferred Stock, the rights, preferences and limitations granted to and imposed on the Series B Preferred Stock pursuant to this Article FIFTH, including without limitation the rights set forth in Section 9, shall be void and of no further force and effect.

7. Waivers. Except where a larger percentage of shares of any class or series of Preferred Stock is required to take any action or exercise any rights, the holders of a majority of the then outstanding Preferred Stock may waive, by delivery of written notice to the Corporation, any of the rights, preferences or privileges relating to the Preferred Stock hereunder, either prospectively or retrospectively; provided, however, that the rights of the Major Holders in Sections 3.3.1 through 3.3.5, 4.2.1, 4.2.2 and 4.5.1 may not be waived in any such manner without the written consent of all of the Major Holders.

8. Definitions.

The following terms shall have the following respective meanings:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or pursuant to Section 4.5.2 deemed to have been issued) by the Corporation at any time, other than (A) the issuance of any shares of Common Stock upon conversion of any shares of Series B Preferred Stock, (B) the issuance of or grant of not in excess of 6,306,120 shares of Common Stock (including Options to purchase Common Stock) to officers, directors, employees of or consultants to the Corporation pursuant to any award approved by the Board of Directors, (C) the issuance of any shares of Common Stock upon exercise of Options or conversion of Convertible Securities outstanding on the Series B Original Issue Date, and (D) the issuance of Common Stock in events described in Section 4.5.4.

“Affiliate” shall mean, with respect to any Person (as defined herein), any (x) director, officer or stockholder holding 10% or more of the capital stock (on a fully diluted basis) of such Person, (y) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a director, officer, or partner of such Person) and (z) other Persons that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Appraisal Procedure” shall mean the following procedure to determine fair market value of any security or other property (in either case, the “valuation amount”). If the holders of a majority of the then outstanding Series B Preferred Stock and the Board of Directors are not able to agree on the valuation amount within a reasonable period of time (not to exceed twenty (20) days), the valuation amount shall be determined by an investment banking firm of national recognition, which firm shall be reasonably acceptable to the Board of Directors and the holders of a majority of the then outstanding Series B Preferred Stock. If the Board of Directors and the holders of a majority of the then outstanding Series B Preferred Stock are unable to agree upon an acceptable investment banking firm within ten (10) days after the date either party proposed that one be selected, the investment banking firm will be selected by an arbitrator located in New York City, New York, selected by the American Arbitration Association (or if such organization ceases to exist, the arbitrator shall be chosen by a court of competent jurisdiction). The arbitrator shall select the investment banking firm (within ten (10) days of his appointment) from a list, jointly prepared by the holders of a majority of the then outstanding Series B Preferred Stock and the Board of Directors, of not more than six investment banking firms of national standing in the United States, of which no more than three may be named by the Board of Directors and no more than three may be named by the holders of a majority of the then outstanding Series B Preferred Stock. The arbitrator may consider, within the ten-day period allotted, arguments from the parties regarding which investment banking firm to choose, but the selection by the arbitrator shall be made in its sole discretion from the list of six. The Board of Directors and the holders of a majority of the then outstanding Series B Preferred Stock shall submit their respective valuations and other relevant data to the investment banking firm, and the investment banking firm shall as soon as practicable thereafter make its own determination of the valuation amount. The final valuation amount for purposes hereof shall be the average of the two valuation amounts closest together, as determined by the investment banking firm, from among the valuation amounts submitted by the Corporation and the holders of a majority of the then outstanding Series B Preferred Stock and the valuation amount calculated by the investment banking firm. The determination of the final valuation amount by such investment banking firm shall be final and binding upon the parties. The Corporation shall pay the fees and expenses of the investment banking firm and arbitrator (if any) used to determine the valuation amount. If required by any such investment banking firm or arbitrator, the Corporation shall execute a retainer and engagement letter containing reasonable terms and conditions, including, without limitation, customary provisions concerning the rights of indemnification and contribution by the Corporation in favor of such investment banking firm or arbitrator and its officers, directors, partners, employees, agents and Affiliates. If the valuation amount is for Common Stock of the Corporation, the valuation amount shall not include a discount for minority ownership or illiquidity or a control premium.

“Conversion Price” has the meaning set forth in Section 4.1.

“Convertible Securities” shall mean any evidences of indebtedness, shares (other than Common Stock), or other securities directly or indirectly convertible into or exchangeable for Common Stock.

“Fully Diluted Basis” shall mean, for the purposes of determining the number of shares of Common Stock outstanding, a basis of calculation which takes into account (a) shares of Common Stock actually issued and outstanding at the time of such determination, and (b) that number of shares of Common Stock that is then issuable upon the exercise, exchange or conversion of all then outstanding shares of Series B Preferred Stock and all Options and Convertible Securities outstanding on the Series B Original Issue Date that are exercisable or exchangeable for, or convertible into, shares of Common Stock.

“Major Holder” has the meaning set forth in Section 3.3.

“Option” shall mean any right, option or warrant to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

“Person” shall mean without limitation an individual, a partnership, a corporation, an association, a joint stock corporation, a limited liability corporation, a trust, a joint venture, an unincorporated organization and a governmental authority.

“Qualified Public Offering” has the meaning set forth in Section 4.2.1.

“Sale” has the meaning set forth in Section 3.3.9.

“Sale of the Corporation” has the meaning set forth in Section 2.3.

“Senior Management” shall mean the Corporation’s Chairman, Chief Executive Officer, Chief Financial Officer and those employees that report directly to the Chief Executive Officer.

“Series B Director” has the meaning set forth in Section 3.3.

“Series B Original Issue Date” shall mean January 14, 2004.

“Series B Purchase Price” shall mean $1.394.

“Stockholders Agreement” shall mean the Amended and Restated Stockholders Agreement, dated as of January 14, 2004, by and among the Corporation, the parties listed as Investors on Exhibit A thereto and the parties listed as Common Stockholders on Exhibit B thereto, as amended from time to time.

“Subsidiary” shall mean any corporation or trust of which the Corporation directly or indirectly owns at the time 50% or more of the outstanding shares that represent either 50% of the voting power, 50% of the economic power, or control of the board of directors of such corporation or trust, other than directors’ qualifying shares.

9. Authorized Shares of Common Stock.

Except as otherwise provided in the provisions establishing a class of stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

SIXTH. The Corporation is to have perpetual existence.

SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, adopt, alter, amend or repeal any and all of the Bylaws of the Corporation.

EIGHTH. Meetings of Stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of Directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

NINTH. Subject to the rights of holders of Preferred Stock, if any, the number of directors that shall constitute the whole Board of Directors shall be as provided in the Bylaws of the Corporation, as the same may be amended from time to time. Such number of directors shall from time to time be fixed and determined by the directors as set forth in the Bylaws of the Corporation. The directors shall be elected at the annual meeting of stockholders, and each director elected shall hold office until his or her successor shall be elected and qualified. Directors need not be residents of Delaware or stockholders of the Corporation. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation.

If any vacancy occurs in the Board of Directors caused by death, resignation, retirement, disqualification, or removal from office of any director, or otherwise, or if any new directorship is created by an increase in the authorized number of directors as provided in the Bylaws or otherwise, a majority of the directors then in office, though less than a quorum, or a sole remaining director, may choose a successor or fill the newly created directorship. Any director so chosen shall hold office until the next election and until his or her successor shall be duly elected and qualified, unless sooner displaced. Any director may be removed either for or without cause by the holders of a majority of shares then entitled to vote at an election of directors.

Advance notice of stockholder nominations for the election of directors must be given in the manner provided in the Bylaws of the Corporation.

TENTH. The Corporation shall not be governed by Section 203 of the General Corporation Law of the State of Delaware.

ELEVENTH. No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director:

(i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders;

(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(iii) under Section 174 of the General Corporation Law of the State of Delaware; or

(iv) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. No repeal or modification of this Article ELEVENTH by either (a) the stockholders of the Corporation or (b) an amendment to the General Corporation Law of the State of Delaware, shall adversely affect any right or protection existing at the time of such repeal or modification with respect to acts or omissions occurring before such repeal or modification of a person serving as a director of the Corporation at the time of such repeal or modification.

TWELFTH. The Corporation shall, to the fullest extent permitted by the General Corporation Law (including, without limitation, Section 145 thereof), as amended from time to time, indemnify any officer or director whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other losses of any nature. The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity, while holding such office, and shall continue as to a person who has ceased to be a officer or director and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation may purchase and maintain insurance on behalf of any person who was or is a director, officer, employee or agent of the Corporation or serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not the corporation would have the power to indemnify such person against such liability under the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer as of this ___ day of __________, 2007.

_____________________________________
John C. Garbarino
President and Chief Executive Officer